Exhibit 99.1

FOR IMMEDIATE RELEASE

Monday, May 24, 2004

CLAYTON WILLIAMS ENERGY COMPLETES

ACQUISITION OF SOUTHWEST ROYALTIES, INC.

Acquisition of Southwest Royalties Doubles Reserve Life and

Adds Significant Exploitation Opportunities.

Midland, Texas, May 24, 2004 – Clayton Williams Energy, Inc.  (NASDAQ–NMS: CWEI) today announced that it has completed its previously announced acquisition of Southwest Royalties, Inc. for $187.8 million.  The Company has also acquired Southwest Partners, L.P., a related limited partnership, for $7 million.

Based on internal reservoir engineering estimates, CWEI believes that through these two transactions it has acquired approximately 187 Bcfe of proved reserves for $1.04 per Mcfe.  Substantially all of Southwest’s assets are located in the Permian Basin. The acquisitions were funded with a new financing package provided by Bank One, N.A. and the Company has executed agreements for the sale of approximately $32 million of Common Stock in a private placement, which net of normal transaction costs will be used to partially repay debt.  The common stock private placement will close on Tuesday, May 25th.

Clayton W. Williams, Jr. President and CEO commented, “We are very excited about this acquisition.  It increases our reserves by 150%, doubles our reserve life and provides significant exploitation drilling opportunities.”

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following:  the volatility of oil and gas prices, the Company’s drilling results, the Company’s ability to replace short-lived reserves, the availability of capital resources, the reliance upon estimates of proved reserves, operating hazards and uninsured risks, competition, government regulation, the ability of the Company to implement its business strategy, and other factors referenced in the Company’s public filings with the Securities and Exchange Commission.

Contact:

Lajuanda Holder	Mel G. Riggs
Director of Investor Relations	Chief Financial Officer
(432) 688-3419	(432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com